UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2006

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2006, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Health Net, Inc. (the "Company") established 2006 performance goals for bonus awards under the Company’s 2006 Executive Officer Incentive Plan (the "Plan"). The Plan was approved by stockholders in 2005. A copy of the Plan was filed as exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2005.

In connection with the establishment of the 2006 performance goals, the Compensation Committee designated all of the Company's current executive officers as eligible to participate in the Plan for 2006. For 2006, the Plan is to be funded based on the Company attaining its earnings per share goals as approved by the Compensation Committee. Actual incentive awards for 2006 are to be paid on performance against pre-established corporate, business unit and individual performance goals. Corporate goals for 2006 are based upon earnings per-share, commercial membership and employee satisfaction improvement. Business unit goals vary, but are based on financial and operating performance and employee satisfaction improvement. Individual goals vary for each executive officer and include revenue and growth measures and internal climate measures. The Compensation Committee established individual target bonuses so that a participant under the Plan would be entitled to receive from 70% to 200% of his or her base salary as a target bonus, with a payout ranging from 0% to 200% of target bonus depending upon the achievement of performance goals. The Compensation Committee has the discretion to reduce but not increase the amount of a participant’s bonus under the Plan.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

March 27, 2006	By:	B. Curtis Westen

Name: B. Curtis Westen
Title: Senior Vice President, General Counsel and Secretary